UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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ATLANTIC AMERICAN CORPORATION

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
2. RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER BUSINESS
SHAREHOLDER PROPOSALS

ATLANTIC AMERICAN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319-3000
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 5, 2009
Notice is hereby given that the Annual Meeting of Shareholders of Atlantic American Corporation (the “Company”) will be held at the principal executive offices of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia at 9:00 A.M., Eastern Time, on May 5, 2009, for the following purposes:
(1)	To elect ten (10) directors of the Company for the ensuing year;

(2)	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year; and

(3)	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only shareholders of record at the close of business on March 16, 2009, will be entitled to notice of, and to vote at, the meeting, or any adjournments or postponements thereof.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. NO POSTAGE IS REQUIRED WHEN MAILED IN THE ENCLOSED ENVELOPE IN THE UNITED STATES.
By Order of the Board of Directors
John G. Sample, Jr.
Senior Vice President, Chief Financial Officer and
Acting Secretary
April 3, 2009
Atlanta, Georgia

ATLANTIC AMERICAN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319-3000

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 5, 2009

GENERAL
This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic American Corporation (the “Company”) for use at the 2009 Annual Meeting of Shareholders (the “Meeting”) to be held at the time and place, and for the purposes, specified in the accompanying Notice of Annual Meeting of Shareholders, and at any postponements or adjournments thereof. When the enclosed proxy is properly executed and returned, or you vote your proxy through the Internet as provided for on the enclosed proxy card, the shares which it represents will be voted at the Meeting in accordance with the instructions thereon. In the absence of any such instructions, the shares represented thereby will be voted in favor of the election of all of the nominees for director listed under the caption “Election of Directors” and for the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2009. Management does not know of any other business to be brought before the Meeting not described herein, but it is intended that as to any such other business properly brought before the Meeting, a vote will be cast pursuant to any proxy granted in accordance with the judgment of the proxies appointed thereunder. This proxy statement and the accompanying form of proxy are first being given or sent to shareholders of the Company, and made available on the Internet, on or about April 3, 2009.
Any shareholder who executes and delivers a proxy, or votes a proxy through the Internet, may revoke it at any time prior to its use by: (i) giving written notice of such revocation to the Acting Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; (ii) executing and delivering a proxy bearing a later date to the Acting Secretary of the Company at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000; (iii) voting, or re-voting, as the case may be, a proxy over the Internet at a later date; or (iv) attending the Meeting and voting in person.
Only holders of record of issued and outstanding shares of $1.00 par value per share common stock of the Company (“Common Stock”) as of March 16, 2009 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 23,323,595 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR SHAREHOLDER MEETING TO BE HELD ON MAY 5, 2009.
The proxy statement is available at www.atlam.com.
ANNUAL REPORT
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 is being provided with this proxy statement.
EXPENSES OF SOLICITATION
The costs of soliciting proxies will be borne by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, personal interview or otherwise, but will not receive any additional compensation for so doing. No contract or arrangement exists for engaging specially-paid employees or solicitors in connection with the solicitation of proxies for the Meeting. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries holding shares for a beneficial owner to send proxies and proxy materials to their principals, and the Company will reimburse them for their expenses in so doing.
VOTE REQUIRED
A majority of the outstanding shares of Common Stock must be present in person or by proxy at the Meeting in order to have the quorum necessary to transact business. Abstentions and broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a custodian, nominee or fiduciary holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary authority to vote with respect to such other proposal. Directors are elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at the Meeting at which a quorum is present. In order for shareholders to approve each other matter to be voted on at the Meeting, the votes cast favoring the proposal must exceed the votes cast opposing the proposal. Abstentions and non-votes will not count as votes for or against any director or proposal, as the case may be, as to which there is an abstention or non-vote.

1. ELECTION OF DIRECTORS
One of the purposes of the Meeting is to elect ten directors to serve until the next annual meeting of shareholders and until their successors have been elected and qualified or until their earlier resignation or removal. In the event any of the nominees should be unavailable to serve as a director, which contingency is not presently anticipated, proxies will be voted for the election of such other persons as may be designated by the present Board of Directors.
All of the nominees for election to the Board of Directors are currently Directors of the Company. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected as a nominee or is to be elected as a director. One current director of the Company, Mark C. West, has advised the Company that, due to certain other significant commitments, he does not desire to stand for reelection at the Meeting.
The following information is set forth with respect to the ten nominees for Director to be elected at the Meeting:

Name	Age	Position with the Company

J. Mack Robinson	85	Chairman Emeritus
Hilton H. Howell, Jr.	47	Chairman of the Board, President and Chief Executive Officer
Edward E. Elson	75	Director
Harold K. Fischer	76	Director
Samuel E. Hudgins	80	Director
D. Raymond Riddle	75	Director
Harriett J. Robinson	78	Director
Scott G. Thompson	64	Director
William H. Whaley, M.D.	69	Director
Dom H. Wyant	82	Director
Mr. Robinson has served as a Director since 1974, served as Chairman of the Board since 1974 until February 24, 2009 and served as President and Chief Executive Officer of the Company from September 1988 to May 1995. Effective February 24, 2009, Mr. Robinson resigned his position as Chairman of the Board and assumed the role of Chairman Emeritus. Mr. Robinson is also a Director of Gray Television, Inc.
Mr. Howell has been President and Chief Executive Officer of the Company since May 1995, and prior thereto served as Executive Vice President of the Company from October 1992 to May 1995. He has been a Director of the Company since October 1992 and effective February 24, 2009, assumed the title of Chairman of the Board of Directors. Mr. Howell is the son-in-law of Mr. Robinson. He is also a director of Triple Crown Media, Inc. and Gray Television, Inc.
Mr. Elson is the former Ambassador of the United States of America to the Kingdom of Denmark, serving from 1993 through 1998. He has been a Director of the Company since October 1998, and previously served as a Director from 1986 to 1993.
Mr. Fischer is the retired President of Association Casualty Insurance Company and Association Risk Management General Agency, Inc., former subsidiaries of the Company, positions which he held from 1984 through June 2001. He has been a Director of the Company since July 1999, when the Company originally acquired those former subsidiaries, which have since been divested.
Mr. Hudgins has been an independent consultant since September 1997 and was a Principal in Percival, Hudgins & Company, LLC, an investment bank, from April 1992 to September 1997. He has been a Director of the Company since 1986.
Mr. Riddle is the retired Chairman and Chief Executive Officer of National Service Industries, Inc., a diversified holding company, positions he held from September 1994 to February 1996. Prior thereto, he served as the President and Chief Executive Officer of National Service Industries since January 1993. Prior thereto, he was President of Wachovia Bank of Georgia, N.A., the President of Wachovia Corporation of Georgia and Executive Vice President of Wachovia Corporation. He has been a Director of the Company since 1976, and also serves as a Director of AMC, Inc. and AGL Resources, Inc.
Mrs. Robinson, the wife of J. Mack Robinson, has been a Director of the Company since 1989. She is also a Director of Gray Television, Inc.
Mr. Thompson has been the President and Chief Executive Officer of American Southern Insurance Company, a subsidiary of the Company, since 2004; prior thereto he had been the President and Chief Financial Officer of that company since 1984. He has been a Director of the Company since February 1996.
Dr. Whaley has been a physician in private practice for more than the past five years. He has been a Director of the Company since July 1992.
Mr. Wyant is a retired partner of the law firm of Jones Day, which serves as counsel to the Company. He was a Partner with that firm from 1989 through 1994, and Of Counsel from 1995 through 1997. He has been a Director of the Company since 1985.
The Board of Directors recommends a vote FOR the election of each of the nominees for Director.

Committees of The Board of Directors
As a result of the level of beneficial ownership of our Common Stock by J. Mack Robinson, one of our director nominees and currently Chairman Emeritus, and his affiliates, the Company meets the definition of a “controlled company” as defined pursuant to Rule 4350(c)(5) of the National Association of Securities Dealers, Inc. Marketplace Rules (the “NASDAQ Rules”). Accordingly, the Company is exempt from certain requirements of the NASDAQ Rules, including the requirement that a majority of its Board of Directors be independent, as defined in such rules, the requirement that director nominees be selected, or recommended for the board’s selection, by either a majority of the independent directors or a nominating committee comprised solely of independent directors, and certain requirements relating to the determination of executive officer compensation. Notwithstanding this, however, the Board of Directors has determined that the following individuals are “independent” pursuant to the NASDAQ Rules for purposes of serving as a member of the Board of Directors: Edward E. Elson, Harold K. Fischer, D. Raymond Riddle, Mark C. West and Dom H. Wyant. As described above, Mr. West has advised the Company that he does not desire to stand for reelection at the Meeting. As a result, from and after the Meeting, he will cease to be a director and to be a member of any committee of the Board.
The Board of Directors of the Company has three standing committees: the Executive Committee, the Stock Option and Compensation Committee and the Audit Committee.
The Executive Committee is composed of Messrs. Robinson, Howell and Hudgins, and Dr. Whaley. The Executive Committee’s function is to act in the place and stead of the Board of Directors to the extent permitted by law on matters which require Board action between meetings of the Board of Directors. The Executive Committee of the Company did not meet or act by written consent during 2008.
The Stock Option and Compensation Committee is composed of Messrs. Elson, Riddle and West and Dr. Whaley, Chairman, each of whom, with the exception of Dr. Whaley, is “independent” pursuant to the NASDAQ Rules. The Stock Option and Compensation Committee’s function is to establish the number of stock options to be granted to officers and key employees and the annual salaries and bonus amounts payable to officers of the Company. The Stock Option and Compensation Committee met two times during 2008. Due to its status as a “controlled company”, and the related historically low turnover among Board and Committee members, as well as among the Company’s executive officers, the Board has not foreseen a need to adopt a charter to govern the Stock Option and Compensation Committee’s functions.
The Audit Committee is composed of Messrs. Elson, Riddle, West and Wyant. Certain information regarding the functions performed by the Audit Committee and its membership during 2008 is set forth in the “Report of the Audit Committee,” included below. The Board of Directors has determined that all of the members of the Audit Committee are “independent” for purposes of being an Audit Committee member, and financially literate, as such terms are defined in the NASDAQ Rules and the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined that three of the members of the Audit Committee, Messrs. Elson, Riddle and West, each is an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of Regulation S-K that the determination that a person is an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee, nor shall it affect the duties and obligations of other Audit Committee members or the Board of Directors. The Audit Committee has a written charter which sets out its authority and responsibilities, a copy of which is available on the Company’s website, www.atlam.com. The Audit Committee met or acted by written consent five times during 2008.
Due to its status as a “controlled company,” and the related historically small turnover of its members, the Board has not foreseen the need to establish a separate nominating committee or adopt a charter to govern the nomination process. The Board of Directors has generally addressed the need to retain members and fill vacancies after discussion among current members, or the members of the Executive Committee, if necessary in lieu of the full Board, and the Company’s management. The Board of Directors does not have any specific qualifications that are required to be met by director candidates and does not have a formal process for identifying and evaluating director candidates.
Additionally, the Board of Directors does not have a formal policy with respect to the consideration of any director candidates recommended by shareholders and has determined that it is appropriate not to have such a formal policy at this time. The Board of Directors, however, will give due consideration to director candidates recommended by shareholders. Any shareholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate to the Board of Directors at the address and in the manner set forth below for communication with the Board.
The Board of Directors met or acted by written consent five times in 2008. Each of the Directors named above attended at least 75% of the meetings of the Board and its committees of which he or she was a member during 2008. The Company does not have a formal policy regarding Director attendance at its annual meetings, but attendance by the Directors is encouraged and expected. At the Company’s 2008 annual meeting of shareholders, ten of the Company’s directors were in attendance.
Shareholders may communicate with members of the Board of Directors by mail addressed to the full Board of Directors, a specific member of the Board of Directors or a particular committee of the Board of Directors, at Atlantic American Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

Report of the Audit Committee
The Audit Committee (the “Committee”) oversees the Company’s (i) financial reports and other financial information; (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics; and (iii) auditing, accounting and financial reporting processes. The Company’s management has the primary responsibility for the financial statements and the reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2008, including a discussion of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.
The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion thereon. During 2008, the Committee reviewed with the independent auditors for the 2008 fiscal year their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including the items set out in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, promulgated by the Auditing Standards Board of the American Institute of Certified Public Accountants and rule 2-07 of Regulation S-X. In addition, the Committee has discussed with the Company’s independent auditors for the 2008 fiscal year the auditors’ independence from management and the Company, including the matters in the written disclosures received as required by Independence Standards Board Standard No.1, and considered the compatibility of nonaudit services provided to the Company by BDO Seidman, LLP, with the maintenance of the auditors’ independence.
The Committee discussed with the Company’s independent auditors for the 2008 fiscal year the overall scope and plans for the 2008 audit. The Committee met with such independent auditors, with and without management present, to discuss, among other things, the results of their audit, their considerations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee met or acted by written consent five times during fiscal year 2008.
In performing its functions, the Committee acts only in an oversight capacity. The Committee reviews the Company’s periodic reports prior to filing with the Securities and Exchange Commission and quarterly earnings announcements. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the Company’s annual financial statements as to their conformity with generally accepted accounting principles.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
D. Raymond Riddle, Chairman
Edward E. Elson
Mark C. West
Dom H. Wyant
March 26, 2009

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth ownership information regarding our outstanding equity securities as of March 16, 2009 by: (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each director; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all of the Company’s directors and executive officers as a group.

	Common			Series D
	Stock(1)			Preferred Stock(1)
	Number of		Percentage	Number of	Percentage
Name of Stockholder	Shares		of Class	Shares	of Class
J. Mack Robinson	15,015,931	(2)	67.20%	70,000 (2)	100%
4370 Peachtree Road, N.E. Atlanta, Georgia 30319
Harriett J. Robinson	8,675,996	(3)	38.86%	—	—
4370 Peachtree Road, N.E. Atlanta, Georgia 30319
Harold K. Fischer	1,350,274		6.05%	—	—
P.O. Box 9728 Austin, TX 78766
Hilton H. Howell, Jr.	615,942	(4)	2.71%
Edward E. Elson	24,954
Samuel E. Hudgins	12,121		*	—	—
Raymond D. Riddle	128,422	(5)	*
Scott G. Thompson	110,954	(6)	*
Mark C. West	187,862	(7)	*
William H. Whaley, M.D	41,954	(8)	*	—	—
Dom H. Wyant	20,954		*	—	—
John G. Sample, Jr.	66,017	(9)	*	—	—
All directors and executive officers as a group (12 persons)	17,575,385	(10)	76.93%	70,000	100%

*	Represents less than one percent.

(1)	All shares of stock are owned beneficially, and such owner has sole voting and dispositive power, unless otherwise stated. Except upon the occurrence of certain events, shares of Series D Preferred Stock are not entitled to any vote, whereas each share of common stock entitles its holder to one vote. The shares of Series D Preferred Stock are not currently convertible, but may become convertible into shares of the Company’s common stock under certain conditions.

(2)	With respect to the common stock, includes: 3,756,646 shares of common stock owned by Gulf Capital Services, Ltd.; 1,363,809 shares of common stock owned by Delta Life Insurance Company; and 300,000 shares of common stock owned by Delta Fire & Casualty Company, all of which are companies controlled by Mr. Robinson and each of which has an address at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319; and 21,525 shares of common stock held by Mr. Robinson pursuant to the Company’s 401(k) Plan. With respect to the Series D Preferred Stock, consists of 70,000 shares of Series D Preferred Stock owned by Delta Life Insurance Company, a company controlled by Mr. Robinson. Also includes all shares held by Mr. Robinson’s wife (see note 3 below).

(3)	Harriett J. Robinson is the wife of J. Mack Robinson. With respect to the common stock, includes 8,042,048 shares of common stock held by Mrs. Robinson as trustee for her children, as to which she disclaims any beneficial ownership. Also includes 6,720 shares of common stock held jointly with her grandson, over which she has sole voting and dispositive power. Does not include any shares held by Mr. Robinson (see note 2 above).

(4)	Includes: 200,000 shares of common stock subject to presently exercisable stock options; 163,068 shares of common stock held pursuant to the Company’s 401(k) Plan; 3,200 shares of common stock owned by his wife; 38,000 shares of common stock owned by his wife as custodian for their children; and 6,720 shares of common stock held in joint ownership by Mr. Howell’s son and Harriett J. Robinson, as to which he disclaims any beneficial ownership.

(5)	Includes 600 shares of common stock held by Mr. Riddle’s spouse, as to which he disclaims any beneficial ownership.

(6)	Includes 80,000 shares of common stock subject to presently exercisable options.

(7)	Includes 127,500 shares of common stock owned by Atlantis Capital LLP, of which Mr. West is the President of the General Partner.

(8)	Includes 6,000 shares of common stock owned by Dr. Whaley’s spouse as custodian for his daughter.

(9)	Includes: 50,000 shares of common stock subject to presently exercisable options and 8,517 shares of common stock held pursuant to the Company’s 401(k) Plan.

(10)	Includes 330,000 shares of common stock issuable upon exercise of presently exercisable options held by all directors and executive officers as a group. Also includes shares of common stock held pursuant to the Company’s 401(k) Plan described in notes 2, 4 and 9 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the securities laws of the United States, the Company’s directors, executive officers, and any persons holding more than ten percent of any class of the Company’s equity securities registered pursuant to the Securities Exchange Act of 1934 are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock of the Company, and to furnish the Company with copies of such reports. To the Company’s knowledge, all such filings were completed, but three of these required filings were not timely completed, during the year ended December 31, 2008. Each such untimely filing was inadvertently made after the required deadline due to administrative error. The three untimely filings were required by Mr. West: one relating to two transactions; one relating to one transaction; and one relating to four transactions. In making this disclosure, the Company has relied on written representations of its directors and executive officers and its receipt of copies of the reports that have been filed with the Securities and Exchange Commission.
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy
The Stock Option and Compensation Committee (the “Compensation Committee”) believes that the compensation of executives should be designed to attract, retain and motivate those persons who enable Atlantic American to achieve its mission. Our compensation setting process includes establishing an overall level of compensation for executive officers that will be paid if certain personal, corporate and combined performance goals are met. Compensation is then allocated through four primary components: base salaries, discretionary cash bonuses, equity incentives and other minor perquisites.
The Compensation Committee’s philosophy includes providing for salaries that are competitive with prevailing levels within our industry and market determined by both geography and size. The Compensation Committee also considers the payment of annual bonus awards to award and incentivize officers, as well as to, if deemed appropriate, bring overall compensation to desired levels. In addition, equity incentives are available for consideration and grant by the Compensation Committee in order to provide additional motivation to improve the Company’s long term prospects. Industry compensation data is typically sourced from SNL Financial, a financial information provider to the financial services industries, including insurance. Market compensation data, which we generally obtain from various public sources such as proxy statements and various state and/or regional salary surveys, relating to companies of similar size (measured by assets, revenues, GAAP and statutory profitability, etc.) with executive officers in the Atlanta area, is also considered.
To assist the Compensation Committee in establishing overall compensation for executive officers, the Compensation Committee has, from time to time, although not in 2008, engaged the services of an external compensation consultant. These consultants have been previously engaged to make recommendations relative to the levels and timing of base and incentive cash compensation and short and long-term equity awards and programs. The Compensation Committee did not deem it necessary to engage an outside consultant in 2008 in light of general economic, industry and business conditions and due to the input provided previously related to the Company’s compensation programs in general.
Compensation components are generally determined annually at the beginning of each year, effective March 15, and are solely the responsibility of the Compensation Committee. Adjustments, after consideration of industry and market data and input from any relevant consultants and any other extraordinary circumstances applicable to the Company, are then based primarily on the historical performance of the Company and the individual executive officer during the prior calendar year and expectations and objectives for performance in the current year. In the case of extraordinary developments, the Compensation Committee also retains the discretion to make other periodic adjustments. All decisions within the discretion of the Compensation Committee are made without regard to race, religion, color, age, handicap, gender, national origin or other prohibited factors; and our overall compensation program is designed to comply with all applicable federal, state, and local rules and guidelines.
Base Cash Compensation
Annual adjustments to cash compensation levels are determined on a discretionary basis by the Compensation Committee after considering not only those factors discussed above, but also after considering various other external market factors such as changes in consumer prices, external forces which may be influencing the Atlanta employment market and/or competitive offers and/or positions. Annual adjustments have historically been made with an effective date of March 15 in each year. Annualized base cash compensation approved by the Compensation Committee was as follows:

	Hilton H.	John G	J. Mack
Effective March 15,	Howell, Jr.	Sample, Jr.	Robinson
2006	$456,500	$374,286	$187,550
2007	$502,150	$396,743	$200,000
2008 (1)
2009	$500,000	$416,580	$187,550

(1)	No adjustments to base cash compensation were approved in 2008.
Subsequent to the Compensation Committee’s approval of the 2007 base cash compensation and in recognition of the declining levels of business and related premium revenue, effective July 16, 2007, Mr. Howell voluntarily reduced his annualized base cash compensation to the level effective March 15, 2006 of $456,500. Subsequent thereto, effective November 1, 2007, Mr. Howell further voluntarily reduced his annualized base cash compensation by 52% to $218,600. At the same time, Mr. Sample voluntarily reduced his annualized base cash compensation by 10% to $357,069 and Mr. Robinson voluntarily reduced his annualized base cash compensation by 99% to $2,000. Subsequent to and in recognition of the completion of the sale of the Company’s regional property and casualty operations, effective April 1, 2008, Mr. Howell’s base cash compensation was increased to $410,832, or approximately 82% of his then currently approved salary. Effective May 1, 2008, at the same time that all other employees’ salaries were adjusted, Mr. Howell’s annualized base cash compensation was again increased to $456,500, the level which was effective March 15, 2006 and 91% of his then currently approved salary. Also effective May 1, 2008, Mr. Sample’s annualized base cash compensation was restored to $396,743, the level which was effective March 15, 2007. Effective October 1, 2008, Mr. Robinson’s annualized base cash compensation was also restored to $187,550, the level which was effective March 15, 2006, which was equal to 94% of his then currently approved salary. In March 2009, and effective March 15, 2009, after a thorough review of each executive’s compensation history and consideration of the factors above, the Compensation Committee approved certain adjustments to the annualized base cash compensation as noted in the table above.
Bonus Compensation
Cash bonuses are determined on a discretionary basis by the Compensation Committee. The bonuses are generally intended to reflect an evaluation of the individual’s prior year performance as well as the Company’s prior year performance, although the Compensation Committee retains the discretion to grant bonuses at other times and for other extraordinary reasons. Historical practice was that bonuses have been determined based on a percentage of the annual cash compensation to be paid with effect as of March 15 of the year in which the bonus is paid and the performance evaluation is made. While the Compensation Committee retains discretion as to the amounts and percentages of bonus awards, the annual bonus compensation range as a percentage of salary for each of the Company’s executive officers has historically been within the following ranges: Chairman of the Board (40%-50%), Chief Executive Officer (50%-60%), and Chief Financial Officer (30%-40%).
As a result of the declining levels of business and related premium revenue, and general economic circumstances, the Compensation Committee determined it was not appropriate to pay bonuses related to 2007.
Upon completion of the sale of the Company’s regional property & casualty subsidiaries, and in recognition of the extensive time and efforts involved in connection with the sale, the Compensation Committee in July 2008 authorized the payment of bonuses to both the Chief Executive Officer and the Chief Financial Officer at a rate of 100% and 50%, respectively, of their annualized base cash compensation then in effect.
For the year ended December 31, 2008, in light of factors historically considered, the evaluation of the levels of the Company’s business results for 2008 and expectations relating thereto, the Compensation Committee approved bonuses within the ranges set out above and in amounts included in the “Summary Compensation Table” below.
The distribution of bonus awards coincides with the release of performance results for the previous year and after considering the Federal income tax consequences of such deductions. All forms of compensation are taxed in compliance with State and Federal law.
Equity-Based Compensation
The Compensation Committee believes that equity-based compensation, in the form of stock options or other stock awards, serves to motivate executives to seek to improve the Company’s short-term and long-term prospects and thereby align the interests of the Company’s executives with those of its shareholders. Given evolving trends in equity-based compensation, the Compensation Committee declined to make any equity-based compensation awards in 2008 to allow for further analysis of results for 2008 and expectations relating thereto. Analysis is ongoing and the Compensation Committee does expect that it will make future equity-based awards.
Perquisites
The Compensation Committee believes that including in compensation for the Company’s executive officers certain minor perquisites, such as matching contributions under the Company’s 401(k) plan, is consistent with the Company’s overall compensation philosophy and appropriately reflects prevailing market conditions. The Compensation Committee reviews, from time to time, the nature and level of perquisites available for such officers.
In 2008, the Compensation Committee determined that the perquisites set out below in the notes to the “Summary Compensation Table” were appropriate in type and amount for the executive officers.
Employment Agreements and Change in Control Agreements
The Company does not enter into employment agreements with its executive officers. Given the nature and location of its business, and the fact that the Company’s ownership is closely held, the Company has not had significant turnover among its senior management, and has determined that it is not necessary to enter into such agreements with its executives.
For similar reasons, due to the nature of compensation and the fact that a change in control of the Company is unlikely without significant input and approval from the Company’s board of directors and shareholders, the Compensation Committee has determined that it is not necessary to condition any payments upon, or make any amounts contractually payable upon, any change in control of the Company.
Termination Payments
During 2008 the Company did not make any payment to any executive officer as a result of dismissal, resignation, or retirement.
Report of the Stock Option and Compensation Committee on Executive Compensation
The Stock Option and Compensation Committee (the “Compensation Committee”) of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE STOCK OPTION AND COMPENSATION COMMITTEE
Dr. William H. Whaley, Chairman
Edward E. Elson
D. Raymond Riddle
Mark C. West

EXECUTIVE COMPENSATION
Summary Compensation Table
There is shown below information concerning the annual compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2008, 2007 and 2006 by the: (i) chief executive officer of the Company (ii) chief financial officer of the Company and (iii) only other executive officer of the Company at December 31, 2008 whose total compensation exceeded $100,000, (the “named executive officers”):

					All Other
					Compen-
		Salary	Bonus		sation		Total
Name and Principal Position	Year	($)	($)		($)		($)(4)
Hilton H. Howell, Jr.	2008	393,219	300,000	(1)	66,900	(3)	1,216,619
Chairman of the Board,			456,500	(2)
President and CEO	2007	414,413	-0-		59,500	(7)	473,913
	2006	456,500	275,000		53,500	(10)	785,000

John G. Sample, Jr.	2008	383,518	150,000	(1)	33,500	(5)	765,390
Senior Vice President,			198,372	(2)
CFO and Acting Secretary	2007	383,081	-0-		36,500	(8)	419,581
	2006	374,286	158,697		28,820	(11)	561,803

J. Mack Robinson	2008	48,387	-0-		61,451	(6)	109,838
Chairman Emeritus	2007	145,831	-0-		54,781	(9)	200,612
	2006	187,550	100,000		53,500	(10)	341,050

(1)	Discretionary bonus as declared by the Compensation Committee based on 2008 operating results.

(2)	Discretionary bonus as declared by the Compensation Committee in July 2008 in recognition of efforts in connection with the completion of the sale of the Company’s regional property & casualty operations.

(3)	Consists of (i) matching contributions to Mr. Howell’s account under the Company’s 401(k) Plan of $6,900 and (ii) fees paid for serving as a director of the Company and subsidiaries of $60,000.

(4)	Does not include amounts deemed received pursuant to certain transactions and described below in “Certain Relationships and Related Transactions”.

(5)	Consists of (i) matching contributions to Mr. Sample’s account under the Company’s 401(k) Plan of $6,500, (ii) an annual automobile allowance of $9,000, and (iii) fees paid for serving as a director of a subsidiary of the Company of $18,000.

(6)	Consists of (i) matching contributions to Mr. Robinson’s account under the Company’s 401(k) Plan of $1,451 and (ii) fees paid for serving as a director of the Company and subsidiaries of $60,000.

(7)	Consists of (i) matching contributions to Mr. Howell’s account under the Company’s 401(k) Plan of $15,500 and (ii) fees paid for serving as a director of the Company and subsidiaries of $44,000.

(8)	Consists of (i) matching contributions to Mr. Sample’s account under the Company’s 401(k) Plan of $15,500, (ii) an annual automobile allowance of $9,000, and (iii) fees paid for serving as a director of a subsidiary of the Company of $12,000.

(9)	Consists of (i) matching contributions to Mr. Robinson’s account under the Company’s 401(k) Plan of $14,281 and (ii) fees paid for serving as a director of the Company and subsidiaries of $40,500.

(10)	Consists of (i) matching contributions to the named individual’s account under the Company’s 401(k) Plan of $7,500 and (ii) fees paid for serving as a director of the Company and subsidiaries of $46,000.

(11)	Consists of (i) matching contributions to Mr. Sample’s account under the Company’s 401(k) Plan of $7,500, (ii) an annual automobile allowance of $9,000, (iii) reimbursed costs of an annual physical of $320 and (iv) fees paid for serving as a director of a subsidiary of the Company of $12,000.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information about the outstanding equity awards held by the named executive officers at December 31, 2008.

	Option Awards(1)					Stock Awards
Equity
								Incentive	Equity
						Number		Plan	Incentive
			Equity			of	Market	Awards:	Plan Awards:
			Incentive Plan			Shares	Value of	Number of	Market or
			Awards:			or Units	Shares or	Unearned	Payout Value
	Number of	Number of	Number of			of Stock	Units of	Shares,	of Unearned
	Securities	Securities	Securities			That	Stock	Units or	Shares, Units
	Underlying	Underlying	Underlying			Have	That	Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Not	Have Not	Rights That	Rights That
	Options	Options	Unearned	Exercise	Expiration	Vested	Vested	Have Not	Have Not
Name	(#) Exercisable	(#) Unexercisable	Options (#)	Price ($)	Date	(#)	($)	Vested (#)	Vested ($)
Hilton H. Howell, Jr.	100,000	-0-	-0-	1.25	10/15/11	-0-	-0-	-0-	-0-
	100,000	-0-	-0-	1.59	05/06/13	-0-	-0-	-0-	-0-

John G. Sample, Jr.	50,000	-0-	-0-	2.00	07/02/12	-0-	-0-	-0-	-0-

J. Mack Robinson	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	All of the option grants were made under the Company’s 1992 Incentive Plan, except for 100,000 options granted to Mr. Howell that were made under the Company’s 2002 Incentive Plan. All of the option grants have a ten-year term, vested 50% upon the date of grant and 25% on each of the two subsequent anniversaries of the date of grant. All grants were fully vested prior to 2008. All options have an exercise price equal to the fair market value on grant date.
Option Grants and Exercises and Stock Vested
There were no stock options awarded to, or exercised by, any named executive officers during 2008.
Compensation Committee Interlocks and Insider Participation
During 2008, Messrs. Elson, Riddle and West, and Dr. Whaley, none of whom was, during the year or formerly, an officer or employee of the Company, were members of the Stock Option and Compensation Committee of our Board of Directors. None of the Stock Option and Compensation Committee members serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Stock Option and Compensation Committee.

Compensation of Directors
Atlantic American’s policy is to pay all members of the Board of Directors an annual retainer fee of $12,000, to pay fees to Directors at the rate of $2,000 for each Board meeting attended, whether in person or telephonically, and $500 for each committee meeting attended, whether in person or telephonically. In addition, Directors are reimbursed for actual expenses incurred in connection with attending meetings of the Board and/or Committees of the Board. The annual retainer fee is paid $6,000 in cash, with the remainder paid in shares of Common Stock based upon the market price as of the close of business on the business day immediately preceding the annual meeting, the date of grant of such shares. Pursuant to the Company’s 2002 Incentive Plan (“the 2002 Incentive Plan”), all Directors who are not employees or officers of the Company of any of its subsidiaries are entitled to receive stock options to purchase shares of Common Stock and other equity awards.
The following table provides information about the compensation paid for services as a director of the Company for the year ended December 31, 2008.

Director Summary Compensation Table
					Change in
					Pension Value
					and
				Non-Equity	Nonqualified
	Fees Earned or			Incentive Plan	Deferred	All Other
	Paid in Cash	Stock Awards	Option	Compensation	Compensation	Compensation
Name	($)	($)(5)	Awards ($)	($)	Earnings	($)	Total ($)
J. Mack Robinson	18,000	6,000	-0-	(1)	N/A	(1)	24,000	(2)
Hilton H. Howell, Jr.	18,000	6,000	-0-	(1)	N/A	(1)	24,000	(2)
Edward E. Elson	20,000	6,000	-0-	N/A	N/A	-0-	26,000
Harold K. Fischer	18,000	6,000	-0-	N/A	N/A	-0-	24,000
Samuel E. Hudgins	18,000	6,000	-0-	N/A	N/A	88,000 (4)	112,000
D. Raymond Riddle	18,500	6,000	-0-	N/A	N/A	-0-	24,500
Harriett J. Robinson	18,000	6,000	-0-	N/A	N/A	-0-	24,000	(2)
Scott G. Thompson	18,000	6,000	-0-	(1)	N/A	(1)	24,000
Mark C. West (6)	24,000	6,000	-0-	N/A	N/A	-0-	30,000
William H. Whaley, M.D.	18,500	6,000	-0-	N/A	N/A	17,500 (3)	42,000
Dom H. Wyant	20,000	6,000	-0-	N/A	N/A	-0-	26,000

(1)	None other than compensation received as an employee of the Company and reported in the “Summary Compensation Table” above, or, in the case of Mr. Thompson, compensation received as an employee of a subsidiary of the Company.
(2)	Does not include amounts deemed received pursuant to certain related transactions and described below in “Certain Relationships and Related Transactions”.
(3)	The Company has entered into a consulting agreement with Dr. Whaley, pursuant to which Dr. Whaley provides certain medical consulting and advisory services to the Company’s subsidiaries. Pursuant to the agreement, Dr. Whaley received $17,500 during 2008 for such services.
(4)	The Company has entered into a consulting agreement with Mr. Hudgins, pursuant to which Mr. Hudgins provides various financial and other consulting services to the Company. Pursuant to the agreement, Mr. Hudgins received $88,000 during 2008 for such services.
(5)	For additional information regarding stock ownership and each director, see “Security Ownership of Certain Beneficiary Owners and Management.”

(6)	Not standing for reelection at the Meeting.

2. RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is required by law and applicable NASDAQ Rules to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accounting firm. The Audit Committee has appointed BDO Seidman, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. While shareholder ratification of the selection of BDO as the Company’s independent registered public accounting firm is not required by the Company’s By-laws or otherwise, the Board of Directors is submitting the selection of BDO to the shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
A representative from BDO is expected to be present at the Meeting and will have the opportunity to make any statement if such representative desires to do so, and, if present, will be available to respond to appropriate questions.
Amounts paid to the Company’s principal accountant by category were as follows:
Audit Fees
The Company has paid or expects to pay BDO approximately $322,000, in the aggregate, for professional services it rendered for the audit of the Company’s consolidated financial statements and audits of subsidiary company statutory reports for the fiscal year ended December 31, 2008 and the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal year ended December 31, 2008. The Company paid BDO $498,000, in the aggregate, for professional services it rendered for the audit of the Company’s consolidated financial statements and audits of subsidiary company statutory reports for the fiscal year ended December 31, 2007 and the reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q filed during the fiscal year ended December 31, 2007.
Audit — Related Fees
The Company paid BDO $9,100 for professional services it rendered in connection with the review of the SEC comment letters and related responses during 2008. No audit-related fees were paid to BDO during 2007.
Tax Fees
There were no tax fees paid to the Company’s principal accountant in either 2008 or 2007.
All Other Fees
BDO did not provide any other category of products or services to the Company during the fiscal years ended December 31, 2008 or 2007 and, accordingly, no other fees were paid thereto in either 2008 or 2007.
The Audit Committee considers whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence. All audit and non-audit services to be performed by the Company’s independent registered public accounting firm must be, and for 2008 and 2007 were, approved in advance by the Audit Committee. Pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) and as permitted by Securities and Exchange Commission rules, the Audit Committee may delegate pre-approval authority to any of its members, provided that any service approved in this manner is reported to the full Audit Committee at its next meeting.
The Policy provides for a general pre-approval of certain specifically enumerated services that are to be provided within specified fee levels. With respect to requests to provide specifically enumerated services not specifically pre-approved pursuant to such general grant, such requests must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request is consistent with Securities and Exchange Commission rules on auditor independence. Such requests must also be specific as to the nature of the proposed service, the proposed fee and any other details the Audit Committee may request.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Under various leases, the most recent one dated November 1, 2007 and amended March 31, 2008, the Company leases space for its principal offices, as well as the principal offices of certain of its subsidiaries, in an office building located at 4370 Peachtree Road, N.E., Atlanta, Georgia, from Delta Life Insurance Company, a corporation of which Mr. Robinson, the Company’s Chairman Emeritus, owns 59% of the stock, with the remainder owned by Mrs. Robinson directly and as trustee for her children. Under the terms of the lease, the Company occupies approximately 49,586 square feet of office space as well as covered parking garage facilities at an annual rent of approximately $0.5 million, plus a pro rata share of all real estate taxes, general maintenance and service expenses and insurance costs with respect to the office building and other facilities. The terms of the lease are believed by management of the Company to be comparable to terms that could be obtained by the Company from unrelated parties for comparable rental property. In 2008 and 2007, the Company paid $0.9 million and $1.1 million, respectively, to Delta Life Insurance Company under the terms of these leases.
Effective December 31, 1995, an aggregate of $13.4 million in principal of demand notes previously issued by the Company were canceled in exchange for the issuance by the Company of an aggregate of 134,000 shares of a new series of preferred stock (the “Series B Preferred Stock”), which had a stated value of $100 per share and accrued dividends at 9% per year. At December 31, 2007, the Company had accrued but unpaid dividends on the Series B Preferred Stock totaling approximately $14.5 million, which was the largest amount outstanding during such year. All shares of Series B Preferred Stock were owned directly or indirectly by affiliates of Mr. Robinson, Mrs. Robinson or Mr. Howell. On October 28, 2008, the Company redeemed all of the issued and outstanding shares of Series B Preferred Stock at the stated value of $100 per share, for an aggregate payment of $13.4 million. In connection therewith, the Company also paid approximately $1.7 million in dividends to the holders of the Series B Preferred Stock in satisfaction of a portion of the accrued but unpaid dividends on the Series B Preferred Stock through the date of redemption. The holders of the Series B Preferred Stock agreed to discharge the Company from any obligation to pay the remaining $13.8 million of accrued but unpaid dividends on the Series B Preferred Stock and to release the Company from any further obligations thereunder.
Effective September 30, 2006, the Company issued and sold 70,000 shares of its Series D preferred stock, par value $1.00 per share (the “Series D Preferred Stock”) to an affiliate of Mr. Robinson and Mrs. Robinson. Effective September 30, 2008, that affiliate transferred all of its Series D Preferred Stock to Delta Life Insurance Company, a corporation controlled by Mr. Robinson. The outstanding shares of Series D Preferred Stock have a stated value of $100 per share; accrue annual dividends at a rate of $7.25 per share (payable in cash or shares of the Company’s common stock at the option of the board of directors of the Company) and are cumulative; in certain circumstances may be convertible into an aggregate of approximately 1,754,000 shares of common stock, subject to certain adjustments and provided that such adjustments do not result in the Company issuing more than approximately 2,703,000 shares of common stock without obtaining prior shareholder approval; and are redeemable solely at the Company’s option. The Series D Preferred Stock is not currently convertible. During 2008, the Company issued 417,107 shares of common stock in lieu of series D Preferred Stock dividend payments valued at approximately $0.5 million. As of December 31, 2008, the Company had accrued but unpaid dividends on the Series D Preferred Stock of $22,556.
In accordance with the terms of the Stock Purchase Agreement for the sale of Georgia Casualty and Association Casualty to Columbia Mutual Insurance Company, certain investments held by Georgia Casualty and Association Casualty were required to be disposed of prior to the completion of such sale. On March 11, 2008, the Parent acquired 166,354 shares of Gray Television, Inc. (“Gray”) Class A common stock, 56,000 shares of Gray common stock, 11,177 shares of Triple Crown Media, Inc. (“Triple Crown”) common stock, and 1,180 shares of Triple Crown Series A preferred stock held by the discontinued operations at their quoted or estimated market values for an aggregate purchase price of approximately $2.0 million. Effective November 30, 2007, an investment in a real estate joint venture was sold to Gulf Capital for a purchase price of $3.7 million. Mr. Robinson and his affiliates collectively own 100% of Gulf Capital.
In accordance with the terms of the written charter of the Audit Committee of the Board of Directors, the Audit Committee is to approve all related party transactions that are required to be disclosed pursuant to the rules and regulations of the SEC. The Audit Committee approved all such transactions in 2008.
OTHER BUSINESS
Management of the Company knows of no matters other than those stated above which are to be brought before the Meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxies to vote thereon in accordance with their best judgment.
SHAREHOLDER PROPOSALS
Shareholder proposals to be presented at the next annual meeting of shareholders must be received by the Company no later than December 4, 2009, in order to be considered for inclusion in the proxy statement for the 2010 annual meeting of shareholders. Any such proposal should be addressed to the Company’s President and mailed to 4370 Peachtree Road, N.E., Atlanta, Georgia 30319-3000. A shareholder not seeking to have his proposal included in the Company’s proxy statement, but seeking to have the proposal considered at the Company’s 2010 annual meeting of shareholders, should notify the Company in the manner set forth above of his proposal no later than February 17, 2010. In accordance with the rules of the Securities and Exchange Commission, if the shareholder has not given such notice to the Company by February 17, 2010, the persons appointed as proxies for the 2010 annual meeting of shareholders may exercise discretionary authority to vote on any such shareholder proposal.

VOTE BY INTERNET
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ATLANTIC AMERICAN CORPORATION
As a stockholder of Atlantic American Corporation, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 P.M., Eastern Time, on May 4, 2009.

Vote Your Proxy on the Internet:
Go to www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

OR

Vote Your Proxy by Mail:
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL DIRECTORS AND OTHER PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes like this	☒

	FOR all nominees	WITHHOLD AUTHORITY for all nominees			FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:	☐	☐	2.	TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP.	☐	☐	☐

FOR, except (To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)			3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

01 J. Mack Robinson, 02 Hilton H. Howell, Jr., 03 Edward E. Elson, 04 Harold K. Fischer, 05 Samuel E. Hudgins, 06 D. Raymond Riddle, 07 Harriett J. Robinson, 08 Scott G. Thompson, 09 William H. Whaley, M.D., 10 Dom H. Wyant

UPON FINAL APPROVAL
FORWARD INTERNET &
TELEPHONE VOTING
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SUNGUARD
WITHOUT THE YELLOW
BOX, BLUE BOX & CROP
MARKS
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Dated:	, 2009

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY
ATLANTIC AMERICAN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319-3000
Proxy Solicitation on Behalf of the Board of Directors of
the Company for the Annual Meeting of Shareholders to be Held on May 5, 2009
     The undersigned hereby appoints J. Mack Robinson, Hilton H. Howell, Jr. and John G. Sample, Jr., or any of them, as proxies with full power of substitution and resubstitution, to vote on the undersigned’s behalf at the Annual Meeting of Shareholders of Atlantic American Corporation, to be held at 9:00 A.M., Eastern Time, on May 5, 2009, at the offices of the Company, 4370 Peachtree Road, N.E., Atlanta, Georgia and at all adjournments or postponements thereof, upon all business as may properly come before the meeting, including the business described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged.
     PROXIES WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS INDICATED ON THE REVERSE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES AND ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXIES WILL BE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.
(Continued, and to be marked, dated and signed, on the other side)